Exhibit 10.9

WideOpenWest, Inc.
7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

Craig Martin
9404 Whim Trail
Richland, MI  49083

Re:                             Letter Agreement of Employment

Dear Craig Martin:

The purpose of this letter is to formalize the terms and conditions of your employment, and your employment relationship, with WideOpenWest, Inc. (and together with its subsidiaries, the “Company”).  Your execution of this letter (this “Agreement”) will represent your acceptance of all of the terms set forth below.  We are pleased to present this offer to you for your consideration.

Nature of Agreement and Relationship:  This Agreement does not represent an employment contract for any specified term.  Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, the Company may terminate your employment without Cause (as defined below) upon 14 days’ prior notice; provided that the Company may terminate your employment at any time for Cause without notice.  You may terminate your employment with 14 days’ prior notice.

Job Title and Duties:  Your job title will continue to be General Counsel, and you will be expected to devote all of your business time and efforts to the performance of the duties and responsibilities normally associated with this position, including those that will from time-to-time be assigned to you by the Chief Executive Officer.  Notwithstanding the foregoing, you will be permitted to serve on the boards of directors of charitable organizations and perform charitable activities that do not interfere in any material manner with your duties under this Agreement.

Salary and Bonuses:  Your base salary is equal to the same rate as in effect on the date hereof for fiscal 2017 (“Base Salary”) and shall be pro rated based on the number of days remaining in fiscal 2017 divided by 365; provided that thereafter your Base Salary shall be subject to annual review for increase only.  You will be paid in accordance with the Company’s normal payroll policies and practices, with all applicable deductions being withheld from your paychecks.  In addition to this Base Salary, you will be eligible for an annual performance bonus with a target bonus opportunity of 40% of your Base Salary, pursuant to formulas that may be established by the Company’s Board of Directors (the “Board”) in its sole discretion, and communicated to you upon their establishment.  Such formulae will be based upon annual budgeted EBITDA, and the Board may also take into consideration, in its sole discretion, achievement of budgeted customer retention and acquisition and customer satisfaction ratings.    Any annual bonus shall be subject

to the approval of the Compensation Committee of the Board after consultation with the Company’s Chief Executive Officer.

Reimbursement of Expenses:  The Company will reimburse you for all reasonable expenses you incur in the course of performing your duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Employee Benefits:  You will be entitled to participate in all employee benefits plans or programs offered to executives of the Company (the “Benefits Plans”), including insurance programs, vacation and other leave benefits, savings, deferred compensation or retirement plans, merchandise discounts and business expense procedures.  As of the date of this Agreement, the Benefits Plans currently offered to Company executives are summarized in the attached Exhibit A.  Plan documents setting forth terms of certain of the Benefits Plans are available upon request.  Your execution of this Agreement represents your acknowledgement and understanding that the plan documents control all questions of interpretation of applicable Benefits Plans, and that the Benefits Plans are subject to modification or termination by the Company at any time, at its sole discretion.

Section 409A:  In the event that any amount due to you under this Agreement or other arrangement with the Company is deemed to be deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the parties agree to make such amendments as are necessary to comply with the requirements of Code Section 409A, so long as such amendments do not impose a material financial burden on the Company.

Severance:  Upon your termination of employment by the Company without “Cause” or for “Good Reason,” each as defined below, but subject to your performance of all post-employment obligations set forth in this Agreement, you will be entitled to receive severance pay in the amount of 1.0 times your then-current Base Salary.  This severance, which will be subject to applicable deductions required by law, will be paid in equal installments on the Company’s regular payroll dates for the 12 month period following your termination date.  For purposes of this Agreement, “Cause” shall mean your (i) conviction, guilty plea, or plea of “no contest” to any felony or other crime involving moral turpitude, (ii) commission of any act involving dishonesty or fraud with respect to the Company, (iii) engaging in any conduct bringing the Company (or its officers or directors) into public disgrace or disrepute, (iv) gross negligence or willful misconduct with respect to the Company, (v) substantial and repeated failure to perform the duties of your position, after being given written notice and reasonable opportunity to cure such deficiency (but only if such deficiency is subject to cure), or (vi) any material breach of this Agreement.  For purposes of this Agreement, “Good Reason” shall mean (x) an assignment of duties to you that are materially inconsistent with your title and position, or any other action by the Company that results in a significant diminution in your title, position, authority or responsibilities in effect as of the date hereof, which reduction has not been remedied by the Company within 45 days after written notification to the Company containing a reasonably detailed description of such reduction, or (y) you are required to relocate outside of a 40 mile radius from your current work location to perform your duties, provided that reasonable travel required by the Company shall not be considered a relocation for this purpose.

Confidential Information; Intellectual Property:  You acknowledge and agree that, as a result of your employment, you will have access to trade secrets and other confidential or proprietary information of the Company and its customers and vendors (“Confidential Information”).  Such information includes, but is not limited to:  (i) customers and clients and customer or client lists, (ii) accounting and business methods, (iii) services or products and the marketing of such services and products, (iv) fees, costs and pricing structures, (v) designs, (vi) analysis, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) databases, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) copyrightable works, (xiii) all technology and trade secrets, and (xiv) all similar and related information in whatever form.  You agree that you shall not disclose or use at any time, either during your employment with the Company or thereafter, any Confidential Information, except to the extent that such disclosure or use is directly related to the Company’s business, or unless required to by law, or unless and to the extent that the Confidential Information in question has become generally known to and available for use by the public other than as a result of your acts or omissions to act.  In addition, you further agree that any invention, design or innovation that you conceive or devise from your use of Company time, equipment, facilities or support services belong exclusively to the Company, and that it may not be used for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company.

Corporate Opportunities: Notwithstanding anything contained herein to the contrary, you agree that, as a result of your employment, that you shall have a duty and obligation to bring any “corporate opportunity” to the Company as such duty to bring such opportunity is construed under the laws of the State of New York.

Non-Solicitation; Non-Competition:  You agree that if you leave the employ of the Company for any reason, for a period of 12 months (the “No-Raid Period”) following such separation you will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will you hire any such associate or assist any other person or entity in doing so (each such activity, a “Raiding Activity”).  If you resign your employment, or if your employment is terminated for Cause, for a period of 12 months following such separation you will not, directly or indirectly, work for or contribute to the efforts of any business organization that competes, or plans to compete, with the Company or its products, nor will you call on or otherwise attempt (or assist the attempt) to solicit the business of any customer or client of the Company with whom you had direct contact or supervisory authority (each such activity, a “Competitive Activity”) in the 12-month period immediately preceding your separation (the “Non-Competition Period”) .  You specifically acknowledge the reasonableness of these post-employment restrictions, and along with the Company, authorize any court of competent jurisdiction to reform these restrictions to the minimum extent necessary, in the event such court finds any of these restrictions to be unreasonable.

Company Property:  Upon your termination of employment for any reason, you will promptly return to the Company all Company-related documents and Company property within your possession or control.

Release of Company and Related Entities:  Your execution of this Agreement represents your full and final release of any claim that might be brought against the Company or Avista Capital Partners, their subsidiaries and their respective affiliates and predecessor, including any of the officers, directors, agents or representatives of the aforementioned entities, relating to the terms of your previous employment with the Company.  You specifically acknowledge that this release covers and releases any claim that might be brought under any previous employment Offer Letter or Confidentiality and Non-Competition Agreement you may have signed with the Company, WideOpenWest Holdings, LLC (f/k/a Racecar Holdings, LLC) or any predecessor.  Notwithstanding the foregoing, this release shall not preclude or otherwise limit your rights or claims to benefits arising under an employee benefit plan.

Whistleblower:  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Trade Secrets: 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Disputes:  Except as set forth in this paragraph, any dispute, claim or difference arising out of or in relation to your employment will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service (“FMCS”).  The arbitration will be held in New York, New York unless you and the Company (each a “Party,” and jointly, the “Parties”) mutually agree otherwise.  Nothing contained in this “Disputes” Section will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings.  Each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the parties;  provided, however, that the arbitrator shall be empowered to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator in the event that the arbitrator determines such Party has acted in bad faith.   The

arbitrator shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant.  The decision and award of the arbitrator shall be binding on all Parties.  Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof.  Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.

Entire Agreement:  This Agreement (including those documents incorporated herein) constitutes your entire agreement with the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements with the Company, including the letter agreement dated April 27, 2006, by and between you and WideOpenWest Holdings, LLC (f/k/a Racecar Holdings, LLC).

Amendment.  The provisions of this Agreement may be amended or waived only with the prior written consent of you and the Company.

Governing Law:  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law in conflict with law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

* * *

[signature pages follow]

Sincerely:

WIDEOPENWEST, INC.

By:	/s/ Steven Cochran	Dated:	May 15, 2017
Name: Steven Cochran
Its: Chief Executive Officer

/s/ Craig Martin		Dated:	May 15, 2017
Craig Martin